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                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


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     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

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[ ]  Soliciting Material Pursuant to Section 240.14a-12

                        Suburban Lodges of America, Inc.
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                (Name of Registrant as Specified In Its Charter)

                               Raymond A.D. French
                                 Paul R. Coulson
                        Sharwell Securities Trading Ltd.
                                Kappa Alpha Ltd.
                          Hibernian Investment Managers
                        Yeoman International Holdings S.A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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The following is a press release issued by Raymond A. D. French on May 15, 2001.

BOARD CANDIDATES URGE SHAREHOLDERS TO TELL THEIR BROKERS TO VOTE FOR FRENCH AND COULSON

NEW YORK--(BUSINESS WIRE)--May 15, 2001--Ray French and Paul Coulson, who are waging a proxy contest for election to the Board of Suburban Lodges of America, Inc. (NASDAQ.SLAM) said today that time was short but it is not too late to vote against management at the Suburban Lodges Annual Meeting. Stockholders should call their brokers and tell them to vote for French and Coulson, the independent candidates for the Board.

They made the following statements regarding key issues in the proxy contest:

-   SALE OF THE COMPANY

    Management suggests that the Company can't be sold for a good price now because the Company and its bankers tried and didn't receive any offers worth pursuing. We believe that the sales process conducted by the present board and its investment bankers does NOT establish whether it is a good idea to sell the Company at the present time. After all, the Board may be demanding a minimum price for the Company that is substantially above the price that the majority of shareholders would be prepared to accept. We believe that shareholders will never know what they could get for their shares in a sale of the Company until the sales process is conducted under the supervision of a board of directors with an independent majority.

-   ASSET SALES STRATEGY

    Management claims that a sale of individual assets is no easier than a sale of the entire Company because there are loan restrictions on 32 of the Company's 65 hotels. However, that leaves a majority of the Company's hotels that can be sold: enough to support a major asset sale program. In addition, based on the footnotes to the Company's 2000 financial statements, it appears that the fair market value of the Company's long-term debt is less than its face amount - this suggests there is room to negotiate with lenders to permit encumbered properties to be sold and a portion of the proceeds distributed to shareholders. We believe that the proceeds of asset sales should be paid directly to shareholders in the form of special dividends rather than used to fund a stock repurchase program that increases management's percentage ownership of the Company. Further, we believe that the taxation of distributions to shareholders from a major asset sale program would be favorable to shareholders since a large portion of such distributions could be a return of capital which would be taxed as a capital gain, much of this a deferred capital gain, depending on the shareholder's basis.

-   LONG-TERM POOR PERFORMANCE

    Management claims that the Company's poor financial results are a recent phenomenon and caused by its transition from a development business to a franchise business.


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    However, the truth is that, in no full year since its IPO, has the Company ever achieved a return on equity capital (ROE) above the average Yield available on 1-Year T-bills in each of those years. Conversely, in year 2000, the Company's CEO, Mr. Krischer, received a 116% increase in his year 2000 cash bonus while Net Income fell by 35%.

IF ELECTED, WE WILL NOT ACCEPT ANY OPTIONS OR FEES FOR SERVING YOU AS DIRECTORS. OUR SINGLE PURPOSE IS TO INCREASE THE PRICE OF THE STOCK FOR ALL SHAREHOLDERS. WE ARE CONVINCED WE HAVE THE STRATEGY AND PLAN TO ACHIEVE THAT GOAL. HOWEVER, WE NEED YOUR VOTE TO MAKE THIS TURNAROUND HAPPEN!

TIME IS SHORT. CALL YOUR BROKER AND INSTRUCT HIM/HER TO CONTACT LARRY DENNEDY AT MACKENZIE PARTNERS (212-929-5239) IN ORDER TO VOTE THE GOLD PROXY CARD FOR MR. FRENCH AND MR. COULSON.

Ray French can be contacted at (212) 582-0900 or (516) 924-1176. Or you can contact our proxy solicitors, Mackenzie Partners, at (212) 929-5239 (attention:
Larry Dennedy).